Exhibit 99.1

Byrna Technologies Announces Preliminary Fiscal Third Quarter 2023 Results

ANDOVER, Mass., September 26, 2023 /PRNewswire/ - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions, today reported select preliminary financial results for the fiscal third quarter ended August 31, 2023.

Preliminary Third Quarter Results

Based on preliminary unaudited results, the Company expects total revenue for the fiscal third quarter of 2023 to be $7.1 million compared to $12.4 million in the fiscal third quarter of 2022. The decrease in revenue is primarily attributed to challenges in the Company’s direct-to-consumer (DTC) marketing efforts, resulting from advertising bans on Meta and Google platforms.

The Company also estimates that its gross margins will be 45% compared to 55% in the prior year period. This decline is primarily due to one-time increases in reserves for excess and obsolete inventory, totaling approximately $650,000. Excluding these one-time adjustments, gross margins would have remained consistent with the prior year period.

Management Commentary

“In the fiscal third quarter we continued to face reduced web traffic as a result of the ongoing advertising ban implemented by Meta and Google, but we believe that we have begun to turn the corner in recent weeks,” said Byrna CEO Bryan Ganz. “While Meta’s stance remains unchanged for the time being, we have received permission from Google to advertise on YouTube, and the initial results have been encouraging. Our new partnership with Sean Hannity has also provided a demonstrable increase in web traffic over the last few weeks, which we expect to positively influence our performance in the fiscal fourth quarter and going forward. By engaging in high-value collaborations and exploring alternative advertising opportunities, we are now back on the right path to regaining our website traffic, which will lead to improved sales results over time. Despite the temporary marketing challenges, we are making substantial progress with our internal operations and remain confident that Byrna is well-positioned for long-term, sustainable growth.”

Conference Call

Byrna plans to report its full financial results for the fiscal third quarter in October, which will be accompanied by a conference call to discuss the results and address questions from investors and analysts. The conference call details will be announced prior to the event.

About Byrna Technologies Inc.

Byrna is a technology company specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company's investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company's e-commerce store.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to our statements related to preliminary revenue and margin results for the third fiscal quarter of 2023, the expected benefits of the Company’s partnership with Sean Hannity, including expected impact on fourth quarter revenue, the impact of marketing bans on direct-to-consumer sales, whether Meta will continue to ban advertisement of Byrna products, and whether Google will continue to allow advertising on YouTube. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, pandemic-related factors, civil unrest, increased shipping costs or freight interruptions; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of the Company's products; determinations by advertisers to prohibit marketing of some or all Byrna products; the loss of marketing partners; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; import-export related matters or sanctions or embargos that could affect the Company's supply chain or markets; delays in planned operations related to licensing, registration or permit requirements; and future restrictions on the Company's cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in the Company's most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in the Company's SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com